Exhibit 10.27
Professional Services Agreement
     This Professional Services Agreement (this “PSA”) is entered into as of October 2, 2009 (the “Effective Date”), by and between athenahealth, Inc., a Delaware corporation with a primary business address of 311 Arsenal Street, Watertown, Massachusetts 02472 USA (hereinafter referred to as “Athena”); International Business Machines Corporation, a New York corporation with a primary business address of Armonk, New York 10504 USA (“IBM”).
     WHEREAS, Athena and IBM are parties to an IBM International Customer Agreement fully executed as of October 16, 2000, relating to the provision of services to Athena by IBM (the “Master Agreement”), as well as to a Pilot Statement of Work dated May 18, 2009, relating to preparation for the delivery of business process outsourcing services under the Master Agreement (the “Pilot SOW”);
     WHEREAS, Athena and IBM Daksh Business Process Services Private Limited, a wholly owned subsidiary of IBM (“IBM Daksh”), are parties to a certain Mutual Non-Disclosure Agreement dated as of April 28, 2008 (the “Existing NDA”); and
     WHEREAS, the parties hereto now desire to have IBM provide the services set forth in Schedule A (the “Services”).
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1. Relationship of Agreements
     a. Master Agreement. This PSA is considered a Transaction Document under the Master Agreement, and the general terms and conditions of the Master Agreement (excluding any and all Appendices and SOWs) are incorporated by reference into this PSA. For purposes of this PSA, references to “Customer” in the Master Agreement will be interpreted to mean “Athena.” Unless otherwise defined herein, capitalized terms used in this PSA shall have the same meanings as set forth in the Master Agreement. For clarification purposes, no machines or licensed program products are acquired by Athena under this PSA.
     b. Pilot SOW. This PSA is intended to supersede the Pilot SOW.
     c. Existing NDA. This PSA constitutes a “definitive agreement” for purposes of Section 2(c) of the Existing NDA and supersedes that agreement, and all information considered Proprietary Information and Technology of a party under the Existing NDA shall be considered Confidential Information of that party under this PSA.
     d. Schedules to this PSA. The following Exhibit and Schedules are included as attachments to this PSA:
          i. Exhibit A — Form of Project Change Request
          ii. Schedule A — Service Descriptions
          iii. Schedule B — Business Associate Terms and Conditions
          iv. Schedule C — Charges
     e. Conflicts. In the case of any conflict between this PSA and the Master Agreement or any other agreement between the Parties, the terms of this PSA shall control, and, regardless of any provision hereof to the contrary, the conflicting terms from such agreements shall not be considered incorporated into this PSA. In the case of a conflict between the terms of this PSA and any Change Order or Schedule to this PSA, the terms of this PSA shall control unless otherwise specifically stated in such Change Order or Schedule. There are no other prior or collateral understandings or agreements between the Parties other than those specifically described herein.

IBM/Athena Confidential	Page 1 of 17

2. Definitions
     a. “Athena’s Business Processes” means the business processes executed or supported by IBM on Athena’s behalf under this PSA.
     b. “Athena’s Data” means any information relating to an identifiable individual that IBM processes on behalf of Athena in performing the Services. Athena’s Data excludes information: (i) processed by IBM for any reason other than IBM’s performance of the Services; (ii) processed by IBM because of its relationship with its customers (including Athena and Athena’s Enterprise) generally; and (iii) relating to employees of IBM, its Enterprise, and their permitted subcontractors.
     c. “Facilities” means any location: (i) owned, leased, rented, or used by Athena that IBM may use in providing the Services; and (ii) that is listed herein.
     d. “Kick Code” means a code attached to a claim to identify its current status and/or the next step(s) in the claim handling process.
     e. “Party” means either IBM or Athena, which shall be referred to collectively as the “Parties.”
     f. “Products” collectively means:
          i. “IBM Product(s),” which means any equipment, program, system, product, or business process developed by IBM and used by IBM in conjunction with the Services provided to Athena under this PSA, including IBM logoed hardware or software made generally available by IBM or its Enterprise; and
          ii. “Athena’s Product(s),” which means any equipment, system, program, product, or business process provided to IBM by Athena under this PSA or used in conjunction with the Services.
     g. “Project Manager” means an individual assigned by a Party to manage the performance of that Party’s obligations under this PSA, who has the authority to represent and bind that Party for purposes of this PSA, and who will have a specific operational role as described in this PSA. Athena and IBM will each provide the other reasonable advance written notice of a change to the respective Project Manager and will discuss any objections the other has to such change.
     h. “Regulatory Requirements” collectively means:
          i. “IBM Regulatory Requirements,” which means the laws, regulations, and rules applicable to IBM in its capacity as a provider of information technology enabled services and personnel to support business process outsourcing; and
          ii. “Athena’s Regulatory Requirements,” which means the laws, regulations, and rules applicable to Athena, including laws applicable to Athena’s Business Processes and/or use or receipt of the Services.
3. Additional Terms
     The following terms are applicable to this PSA and are in addition to or modify those of the Master Agreement.
     a. Changes to the Agreement Terms
     Should the Parties mutually agree upon any addition, modification, or change to any terms of this PSA, such addition, modification, or change shall be done as per the procedure stated below and be signed by the Parties’ authorized representatives (such a signed document, a “Change Order”).
          i. Project Change Control Procedure
          The following process will be followed if a change to this PSA is required.

IBM/Athena Confidential	Page 2 of 17

               A. A Project Change Request (a “PCR”) will be the vehicle for communicating change. Each PCR must describe the change being requested, the rationale for that change, and the effect that change will have on the Services. The designated Project Manager of the requesting Party will review the proposed change and determine whether to submit the request to the other Party. A PCR form is included as Exhibit A to this PSA.
               B. Both Project Managers will review the proposed change and recommend it for further investigation or reject it. IBM will specify any material charges for such investigation and present them to Athena for approval. Each PCR must be signed by authorized representatives from both Parties to authorize further investigation of the recommended changes. The investigation will determine the effect that the implementation of the PCR will have on price, schedule, and other terms and conditions of the PSA.
               C. A written change authorization or PCR must be signed by authorized representatives from both Parties to authorize implementation of the investigated changes. Until a change is agreed to in writing, both Parties will continue to act in accordance with the latest agreed version of the PSA.
          ii. Changes Made by IBM on an Emergency Basis
          Except for changes made by IBM on an emergency basis, IBM will schedule change activities in accordance with the Project Change Control Procedure with the goal of minimizing unreasonable interruptions to Athena’s business operations. With respect to changes made by IBM on an emergency basis, IBM will provide Athena with notice of such changes within twenty-four (24) hours and documentation of such changes within five (5) Business Days (as that term is defined in Schedule A) after such changes are made.
     b. Required Consents
     Athena is responsible for promptly obtaining and providing to IBM all Required Consents necessary for IBM to provide the Services described in this PSA. A “Required Consent” means any consents or approvals required to give IBM, its Enterprise, and any permitted subcontractors the right or license to access, use and/or modify (including creating derivative works) Athena’s Products solely as necessary for the performance of the Services without infringing the ownership or license rights (including patent and copyright) of the providers or owners of such Products. A Required Consent also includes any consents or approvals required to give IBM, its Enterprise, and permitted subcontractors the right or license to access or use Athena’s services or facilities (including the Facilities).
     Failure of Athena to provide any Required Consents to IBM shall be a basis for indemnification under Section 11 of this PSA.
     c. Service Recipients
     Athena represents to IBM that there will be no Services provided to third parties (e.g., health care providers) under this PSA.
     d. Data Protection
          i. General
               A. IBM and Athena are each responsible for complying with its respective obligations under the applicable data protection laws governing Athena’s Data.
               B. Athena remains solely responsible for determining the purposes and means of IBM’s processing of Athena’s Data under this PSA, including that such processing will not place IBM in breach of the applicable data protection laws.
               C. Data protection laws are Athena’s Regulatory Requirements with respect to Athena’s Data, except and only to the extent that such data protection laws regulate IBM’s processing of Athena’s Data in IBM’s performance of the Services. IBM and Athena each acknowledge that each Party has the right to investigate the steps the other is taking to comply with applicable data protection laws and the Parties agree to

IBM/Athena Confidential	Page 3 of 17

reasonably cooperate with such investigation (including, but not limited to, providing copies of HIPAA security risk analysis and risk management plans, as well as any SAS-70 audits where reasonable to do so and subject to the terms of the Confidentiality provisions under this PSA). Nothing in this PSA prevents IBM or Athena from taking the steps it deems necessary to comply with applicable data protection laws.
               D. If Athena requests additional or materially different services to comply with the applicable data protection laws, such services will be considered new services.
          ii. Security
               A. Athena acknowledges that Athena is solely responsible for determining that the security measures specified herein constitute appropriate technical and organizational measures to protect Athena’s Data as required by the applicable data protection laws. IBM is not required to perform or adhere to any security measures concerning Athena’s Data other than those specified in this PSA.
               B. By executing this PSA, Athena appoints IBM as a data processor of Athena’s Data. As a processor of Athena’s Data, IBM will process Athena’s Data as specified herein. Athena agrees that IBM may perform such processing as IBM reasonably considers necessary or appropriate to perform the Services. Upon expiration or termination of this PSA and to the extent applicable, Athena will give the data protection authority prompt notice of the termination of the appointment of IBM as Athena’s data processor.
          iii. Transborder Data Flows
               A. IBM will not transfer any of Athena’s Data across a country border unless IBM reasonably considers such transfer appropriate or useful for IBM’s performance of the Services and obtains Athena’s prior written consent.
               B. Athena is solely responsible for determining that any transfer by IBM or Athena of Athena’s Data across a country border under this PSA complies with the applicable data protection laws.
               C. Athena shall obtain, with IBM’s reasonable assistance, all necessary consents and regulatory approvals required for any transfers of Athena’s Data across country borders, all at Athena’s reasonable expense.
          iv. Information
               A. If, under the applicable law, Athena is required to provide information to a third party regarding Athena’s Data, IBM will reasonably cooperate with Athena in providing such information. Athena will reimburse IBM for its reasonable charges for such assistance.
               B. Upon IBM’s or Athena’s reasonable written request, Athena or IBM will provide the other with such information that it has regarding Athena’s Data and its processing that is necessary to enable the requester to comply with its obligations under this Section and the applicable data protection laws.
               C. Nothing in this Section requires IBM to provide Athena access to the premises or systems of IBM, its Enterprise, or any of their permitted subcontractors or to information relating to the other customers of IBM, its Enterprise, or their permitted subcontractors, except to the extent reasonably necessary for Athena’s exercise of its rights under this PSA and upon reasonable notice.
               D. Athena agrees to allow IBM to store the contact information of Athena employees, such as names, phone numbers, and e-mail addresses, in any country where IBM does business and to use such information internally and to communicate with Athena for the purposes of Athena’s and IBM’s business relationship.
     e. Severability and Waiver
     In the event that any provision of this PSA is held to be invalid or unenforceable, the remaining provisions of the PSA remain in full force and effect. Nothing in this PSA affects any statutory rights of consumers that

IBM/Athena Confidential	Page 4 of 17

cannot be waived or limited by contract. The exercise or waiver, in whole or in part, of any right, remedy, or duty provided for in this PSA will not constitute the waiver of any prior, concurrent or subsequent right, remedy, or duty within this PSA.
     f. Audits
          i. Each Party will keep appropriate business records pertaining to (A) its performance of this PSA; (B) the security measures to be maintained as specified in Section 3(d) and Schedule B; (C) access to and use of Athena Systems (as that term is defined in Section 12); (D) the compliance program specified in Section 13(i); and (E) financial records to substantiate the details of transactions specified in the invoices billed by IBM to Athena, solely as they relate to the Services.
          ii. Each Party will have the right to audit the other Party’s records to the extent reasonably necessary to verify any reports provided by such Party, to verify compliance with the security measures outlined in this PSA, and to verify each Party’s compliance with its other obligations under this PSA or to verify any charge or payment amount. At Athena’s written request during the course of any audit under this PSA, IBM will promptly make available to Athena financial records to substantiate the details of the invoices billed to Athena hereunder; provided, however, that IBM shall not be required to provide any records pertaining to its costs of providing the Services or data relating to the provision of services to other customers of IBM. A Party may conduct an audit not more often than once during any consecutive twelve (12) month period, starting from the Effective Date. Each audit will take place, upon reasonable written notice to the Party being audited, during regular business hours, and at any location of that Party or any affiliate thereof providing any of the Services or at a mutually agreed location. All audits will be scheduled in such a manner as not to interfere unreasonably with the operations of the Party subject to the audit. The party conducting an audit shall bear the costs relating to that audit.
          iii. In addition to the rights outlined above in this Section, Athena shall have the right, from time to time and upon reasonable advance notice no more frequently than quarterly, to request results of security assessments, reports, and/or audits conducted by IBM of the physical, administrative, and technical security measures in place at any facility at which Services are provided.
4. Term and Termination
     a. Term.
     The initial term of this PSA (the “Initial Term”) shall commence as of the Effective Date and will continue for a period of sixty-three (63) months thereafter, unless earlier terminated in accordance with the provisions of this PSA, with two (2) year automatic renewals to follow the Initial Term (collectively, the “Term”). If either Party determines it does not wish to allow an automatic renewal, then that Party shall provide the other Party with at least twelve (12) months advance written notice, and no such automatic renewal shall be added. *The provisions of Sections 6 through 11 and Section 14 shall survive the termination of this PSA.
     b. Termination for Convenience.
     Either Party may elect to terminate this PSA for convenience by:
          i. providing the other with at least six (6) months advance written notice of its election to terminate the convenience including the effective date of such termination, which shall not be earlier than two (2) contract years from the Effective Date of this PSA; and
          ii. in the case of termination by Athena, paying IBM any Termination Charges for Convenience, Winddown Charges, and other fees as set forth in Schedule C, Exhibit C-3: Termination for Convenience and Winddown Charges, for the month in which termination becomes effective, which IBM and Athena agree is Athena’s sole and exclusive liability for such termination for convenience, except as otherwise set forth in this PSA. Minimum volume commitments from Athena shall not apply to the six (6) months immediately prior to the effective date of the termination.

IBM/Athena Confidential	Page 5 of 17

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          iii. in the case of termination by IBM, IBM will pay Athena a $* termination fee. The parties agree this is IBM’s sole and exclusive liability for such termination for convenience, except as otherwise set forth in this PSA.
          iv. Restricted Activities
               A. In the event that, during the Term, IBM engages in Restricted Activities, Athena may, upon providing IBM with * days advance written notice and opportunity to cease any Restricted Activities, terminate this Agreement *.
               B. “Restricted Activities” means *
               C. “Athena Competitors” means eClinicalWorks; Epic Systems Corporation; GE Healthcare; Greenway Medical Technologies, Inc.; McKesson Corporation; Sage Software Healthcare, Inc.; Allscripts-Misys Healthcare Solutions, Inc.; Siemens Medical Solutions USA, Inc.; and Quality Systems, Inc. and their successors-in-interest upon notice to IBM.
     c. Termination for Cause
          i. Athena or IBM (the “Nonbreaching Party”) may elect to terminate this PSA because of a material breach of this PSA by the other (the “Breaching Party”) by following the process set forth in this Section.
          ii. The Nonbreaching Party will provide the Breaching Party with written notice of such material breach within sixty (60) days after becoming aware the material breach, describing in detail the specific nature and dates of the material breach, and will provide the Breaching Party with the opportunity to cure the material breach as follows:
               A. in the event of a failure to pay any amount due on the payable date specified in this PSA or a Schedule to the PSA, ten (10) days after receipt of such written notice; and
               B. in the event of any other material breach, forty-five (45) days after receipt of such written notice. If the nature of any nonmonetary breach is such that it would be unreasonable to expect a cure within forty-five (45) days, an additional fifteen (15) days will be allowed.
          iii. If the material breach is not cured during the applicable cure period set forth above, the Nonbreaching Party may terminate this PSA for material breach by providing the Breaching Party with written notice within sixty (60) days after the expiration of the cure period specified above, declaring termination of this PSA for material breach under this Section, effective on the date stated in such notice. Such effective date will be no later than 120 days after the Breaching Party’s receipt of such notice of termination for material breach. Minimum volume commitments from Athena shall not apply to the time period between the date of such notice and the effective date of the termination. If IBM terminates for cause due to failure to pay by Athena, then Athena will pay the Termination Charges for Cause and Winddown Charges set forth in Schedule C, Exhibit C-4: Termination for Cause and Winddown Charges for the month in which termination becomes effective; if Athena terminates for cause, then Athena shall not owe any such amounts to IBM.
     d. Transfer Assistance
          i. If Athena desires IBM’s assistance in transferring Services back to Athena or a third party upon termination or expiration of this PSA (“Transfer Assistance”), upon Athena’s six (6) month advance written request, or mutually agreed shorter period of time in the case of Termination for Cause by Athena, IBM will provide such Transfer Assistance to Athena:
               A. to the extent IBM can perform such requested Transfer Assistance using its then-existing resources dedicated solely to providing the Services under this PSA, until expiration or termination of this PSA; and
               B. to the extent IBM reasonably agrees to perform the requested Transfer Assistance, for the period of time requested by Athena, which period will end no later than twelve (12) months

IBM/Athena Confidential	Page 6 of 17

after the effective date of the expiration or termination of this PSA (the “Transfer Assistance Period”). Charges associated with Transfer Assistance will be subject to an inflation adjustment.
          ii. If IBM’s Transfer Assistance will require the use of different or additional services or resources beyond that which IBM is then using to provide the Services in accordance with the agreed baselines and performance metrics, such request for Transfer Assistance will be considered a New Service and performed for an additional charge.
          iii. During the Transfer Assistance Period, IBM will provide Athena and its third-party designees, as necessary, with reasonable access to the Machines and Software, provided:
               A. any such access does not interfere with IBM’s ability to provide the Services or Transfer Assistance; and
               B. such third parties and Athena’s Enterprise comply with IBM’s security and confidentiality requirements, including execution of a confidentiality agreement reasonably acceptable to IBM.
          iv. Athena will allow IBM to use the Facilities, subject to reasonable notification and Athena’s reasonable confidentiality and privacy restrictions as communicated to IBM, to enable IBM to effect an orderly transition of resources, for up to sixty (60) days after the later of:
               A. the expiration or termination of this PSA; or
               B. the last day of the Transfer Assistance Period.
          v. IBM will not provide Transfer Assistance if such Transfer Assistance will unreasonably interfere with IBM’s ability to perform the Services.
          vi. If IBM terminates this PSA for cause, IBM may provide Athena with Transfer Assistance only if Athena pays for such Transfer Assistance in advance.
          vii. The applicable provisions of this PSA will remain in full force and effect during the Transfer Assistance Period.
     e. Data Entry Application Access
     If IBM terminates for convenience or Athena terminates pursuant to either Section 4(b)(iv) or Section 4(c), IBM will provide Athena access to the data entry application (Intelligence Forms Processing) for internal use by Athena for up to one (1) year from the effective date of termination on IBM’s standard license terms for that application. IBM shall waive the license or usage fees associated with such access for that one year. For any other termination, the above access shall be granted at the license or usage fees associated with such access at the then current commercially available rates. Athena shall pay for any required services, support, or maintenance at the then current commercially available rates during that one (1) year.
5. The Services
     IBM shall perform the Services in a professional and workmanlike manner while striving to meet the Service Levels specified in Schedule A. IBM shall not, absent the prior written consent of Athena, subcontract any portion of the Services. The Parties acknowledge that IBM Daksh is a wholly owned subsidiary of IBM that will be performing the Services under this PSA, and IBM will remain responsible for the performance of IBM Daksh under this PSA. Athena shall, at its cost and in a timely manner, provide the information or materials and perform the actions required of it under this PSA. IBM’s failure to perform its obligations under this PSA shall be excused if and to the extent that IBM’s non-performance is caused by Athena’s failure to perform its obligations under this PSA or by circumstances beyond the reasonable control of IBM. Any change to the scope of the Services may only be effected as an amendment to Schedule A to this PSA.
     If, following any applicable training and initial ramp-up period and subject to the terms of this PSA, IBM’s performance falls significantly below the Service Levels or Quality Standards specified in Schedule A, Athena will notify IBM of that fact, and IBM will develop and implement agreed remedial actions to address such performance

IBM/Athena Confidential	Page 7 of 17

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
issues within one week of its notification. Athena may reduce the volume of work provided to IBM to allow IBM opportunity to implement the agreed remedial actions or for other reasons in Athena’s reasonable discretion; the parties may also adjust the minimum volume commitments by mutual agreement in writing.
     Athena and IBM will work together during the initial ninety (90) days of the Initial Term to establish a governance structure to be used in the management of the Services provided under this PSA to be updated thereafter as appropriate within ninety (90) days of the effective date of any subsequent effort authorized under this PSA. Such governance structure will be mutually agreed by the Parties and may include guidance related to specific roles under the PSA and escalation procedures.
     Should IBM determine the need to provide the Services from an alternative location other than those contemplated in Schedule A as of the Effective Date of this PSA, IBM will submit to Athena for approval notification of such proposed move, including any known impact to the Services, provided that such approval be provided within thirty (30) days of such notification and such approval may not be unreasonably withheld by Athena.
6. Pricing and Payment
     a. Athena shall pay to IBM the fees for the Services at the rates set forth in Schedule C. IBM shall invoice Athena for the Services provided each month by the third (3rd) Business Day of the following month. The IBM invoice shall include the Athena PO number, the invoiced rate for each type transaction that is separately priced, the number of billable transactions, and the total billing for each process. Athena shall remit payment to IBM for all invoiced amounts, not subject to reasonable dispute in accordance with Section 6(b) below, by wire transfer to a bank account designated by IBM no later than the last day of the month in which Athena received such invoice (the “Payment Due Date”). In the event that IBM provides the invoice after the third (3rd) Business Day of the month, Athena shall remit payment to IBM within thirty (30) days of IBM’s submission of the invoice. To support invoicing by IBM on the third (3rd) Business Day of each month, Athena shall make available monthly production reports necessary for invoicing by the first (1st) Business Day of the month following when the Services were provided. In the event that IBM’s invoicing is delayed beyond the 3rd Business Day of the month due to Athena’s failure to provide the monthly production reports by the 1st Business Day of the month, Athena’s payment of such invoice shall still be due for the last day of the month in which the invoice is submitted by IBM. In any event, if Athena fails to provide the monthly production reports by the 5th Business Day of the month, IBM will invoice Athena based off IBM’s operational data and Athena shall pay such invoice later than the last day of the month. All amounts payable for the performance of the Services shall be invoiced in US dollars. For any undisputed payment not received within * days of the Payment Due Date, Athena shall pay a late payment fee equal to the lesser of *% of the balance due per month or the maximum rate allowed by applicable law. IBM will provide prompt notice of any late payment.
     b. In the event either Party in good faith disputes the accuracy or applicability of any amount payable under this PSA, such Party shall, in writing notify the other Party of the disputed amount in sufficient detail, including basis for the dispute, within five (5) Business Days following the submission of the invoice by IBM, or for claims that are not discernable within this time period, within five (5) Business Days after becoming aware of the disputed matter. In the event of a dispute pursuant to which a Party in good faith believes it is entitled to withhold payment or receive a credit, said Party shall continue to perform its obligations under this PSA pending resolution of the dispute as provided herein. The Parties agree that Athena may withhold payment provided such withheld amounts do not exceed an amount equal to the average monthly fees for the preceding * (“Disputed Fee Cap”)). IBM shall continue to perform the Services and Athena shall continue to pay any charges in excess of the Disputed Fees Cap, under protest without waiver of its rights to dispute such fees. Upon resolution of such dispute, if Athena owes the disputed fees, such fees shall be paid to IBM within ten (10) Business Days. Athena shall also pay IBM any late payment fees accrued from the original Payment Due Date until such payment is received by IBM.
     c. Foreign Exchange Adjustment. IBM will be responsible for the first * in price fluctuation (either up or down) from the original price associated with changes in exchange rates as set forth in Schedule C for the respective charges. Any deviation in price (up or down) beyond * based on the currency exchange rate stated in Schedule C will be reflected as a price adjustment to the amounts invoiced Athena, as more specifically set forth in Schedule C.

IBM/Athena Confidential	Page 8 of 17

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
     d. Economic Change Adjustment (ECA). Athena will be responsible for the first * in price fluctuation (either up or down) associated with changes in the cost of living based on the economic index value set forth in Schedule C for the respective charges and such price adjustment will be reflected in the amounts invoiced Athena. Any deviation in price (up or down) beyond * from the economic index value stated in Schedule C will be the responsibility of IBM. The ECA factor applicable to any Services set forth in Schedule A will be calculated based on the economic index value stated in Schedule C as compared to the then current economic index value for the applicable country. This comparison will be performed on an annual basis using the most recent economic index factor rate as published by the applicable country and any adjustment to rates will be reflected in the next month’s invoice.
7. Taxes
     a. If any authority imposes a duty, tax, levy, or fee, excluding those based on IBM’s net income, upon any transaction under this PSA, then Athena agrees to pay that amount as specified in an invoice or supply exemption documentation. Specifically, Athena will pay all:
          i. applicable taxes such as sales (including sales tax on services), use, gross receipts, excise, occupation, value-added, and other transaction-based taxes, duties, levies, and fees on IBM’s charges;
          ii. personal property, sales, value-added, and use taxes on Athena’s personal property or the use of IBM’s personal property;
          iii. telecommunication taxes for network access (for example, lines) and services used or provided by Athena; and
          iv. taxes, assessments, and other levies on Athena’s owned, leased, rented, or purchased real property.
     b. IBM will pay all:
          i. personal property, sales, value-added, and use taxes on IBM’s personal property operated by IBM personnel; and
          ii. taxes, assessments, and other levies on IBM’s owned, leased, rented, or purchased real property.
     c. Each party shall be responsible for taxes based on its net income and for compliance related to employment taxes of its employees.
     d. Athena and IBM agree to cooperate reasonably with the other to determine Athena’s tax liability on IBM’s charges. IBM’s invoices will state applicable taxes chargeable on the Services, if any, by tax jurisdiction. IBM and Athena will provide and make available to the other any resale certificates; tax exemption certificates; information regarding out-of-state sales or use of equipment, materials, or services; direct pay certificates; and other exemption certificates.
     e. Should Athena be required under any law or regulation of any governmental entity or authority, domestic or foreign, to withhold or deduct any portion of the payments due to IBM, then the sum payable to IBM shall be increased by the amount necessary to yield to IBM an amount equal to the sum it would have received had no withholdings or deductions been made.
8. HIPAA
     a. Generally. During the term of this PSA, Athena will provide IBM with access to “Protected Health Information,” as that term is defined under the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, as amended (collectively, “HIPAA”). IBM is therefore acting as a “Business Associate” (as defined under HIPAA) of Athena in the course of performing the Services. Athena and IBM therefore agree to be bound by the Business Associate Terms and Conditions attached hereto as Schedule B.

IBM/Athena Confidential	Page 9 of 17

     b. Security Measures. Capitalized terms used in this Section, but not otherwise defined, shall have the same meaning as those terms in 45 CFR §§160 through 164. In addition to and without diminishing its other obligations under this PSA with respect to privacy, security, and confidentiality, IBM will:
          i. implement authentication and access controls to safeguard PHI consistent with the requirements of HIPAA as specified in this PSA or as directly applicable to IBM under HIPAA;
          ii. use encryption as mutually agreed by both IT teams when it transmits PHI electronically;
          iii. not store PHI beyond periods necessary to perform work under this PSA and to conduct reasonable troubleshooting and quality control checking in connection with performance of such work;
          iv. maintain a formal program to comply with privacy and security requirements, including written policies;
          v. maintain a full-time privacy officer on location;
          vi. not perform or allow performance of any work under this PSA other than on IBM company premises and guard such facilities at all times with access to them controlled by key cards and posted guards or similar protection;
          vii. restrict entry into work processing areas by proximity cards or similar protection; and
          viii. except as required for the provision of the Services, restrict employee access to the Internet, e-mail, and removable media, including without limitation smart cards, USB devices, floppy disks, CDs, DVDs, removable hard drives, and tapes to deter removal of PHI from IBM’s premises.
     c. To the extent that HIPAA laws and security measures are applicable directly to IBM, IBM shall remain solely responsible for its compliance with such laws and security measures.
9. Confidentiality
     a. Definition. Subject to Section 9(b) below, “Confidential Information” means any and all information pertaining to the business, products, services, or technology of a Party, or any third party on whose behalf that Party holds such information in confidence, that is disclosed by that Party (the “Disclosing Party”) or its agents to another Party (the “Recipient”) or its agents, and (i) is identified as Confidential Information under any provision of this PSA; (ii) is clearly labeled or otherwise identified in writing as confidential; (iii) is identified orally as confidential at the time of disclosure with written confirmation within fifteen days thereafter; or (iv) would be apparent to a reasonable person, familiar with the Disclosing Party’s business and the industry in which it operates, to be of a confidential or proprietary nature the maintenance of which is important to the Disclosing Party. Confidential Information shall include, but not be limited to, financial information, business plans, marketing strategies, research and development activities, trade secrets, computer programs and codes, software design, network topology and security measures, claims processing rules and procedures, data relating to customers and customer transactions, pricing information, and information relating to the discussion or negotiation of any agreement or other relationship between the Parties, including the terms of this PSA and its attachments.
     b. Exceptions. Regardless of any other provision of this PSA to the contrary, Confidential Information shall not include any information that (i) is or becomes publicly available (other than through unauthorized disclosure by the Recipient), (ii) is shown by written record to have been in the possession of or known to the Recipient prior to its disclosure hereunder, (iii) is shown by written record to have been independently developed by the Recipient, or (iv) is made available without restriction to the Recipient by any person other than the Disclosing Party or any of its directors, officers, employees, attorneys, or other advisors without breach of any obligation of confidentiality of such other person.
     c. Use and Disclosure. From and after the Effective Date, the Recipient shall hold and maintain all Confidential Information in confidence with at least the same precautions and degree of care as the Recipient treats its own confidential information, without disclosure to any third party absent the prior written consent of the Disclosing Party, and shall use such information solely for the purpose of performing the Recipient’s obligations under this PSA. The Recipient shall use reasonable care to maintain the confidentiality of Confidential Information, provided that such care shall be at least as great as the precautions taken by the Recipient to protect its own confidential information. Regardless of any provision of this PSA to the contrary, the Recipient may disclose Confidential Information (i) on a “need-to-know” basis to any of the Recipient’s directors, officers, and

IBM/Athena Confidential	Page 10 of 17

employees to the extent that the Recipient causes that individual to treat, hold, and maintain such Confidential Information in the strictest confidence and only use such Confidential Information for the purpose of performing the Recipient’s obligations under this PSA and (ii) as required by law or any court or governmental order, if, to the extent legally permissible, the Recipient provides the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek an appropriate protective order with respect thereto.
     d. Return. Following termination of this PSA and upon the Disclosing Party’s request, the Recipient will promptly deliver to the Disclosing Party all materials containing or consisting of Confidential Information in the Recipient’s actual or constructive possession or control. At such time, the Recipient will also destroy any Confidential Information in an intangible format (e.g., electronic or magnetic) that is in its actual or constructive possession or control on equipment or media not owned by the Disclosing Party. Despite any provision of this PSA to the contrary, the Recipient may retain for its records a single copy of any correspondence between the Recipient and the Disclosing Party that contains Confidential Information, which correspondence will be kept strictly confidential by the Recipient.
     e. Ownership. All Confidential Information is and shall remain the property solely of the Disclosing Party or the third party that provided such information to the Disclosing Party, and the Recipient shall not obtain any right, title, or interest in or to any Confidential Information under this PSA or by the performance of any obligations hereunder. The Recipient may not decompile, reverse engineer, or disassemble any portion of the Disclosing Party’s software, programs, or code.
     f. Remedies. The Recipient acknowledges that a breach of this Section 9 may cause irreparable harm to the Disclosing Party for which the Disclosing Party could not be adequately compensated by money damages. Accordingly, the Recipient agrees that, in addition to all other remedies available to the Disclosing Party in an action at law, in the event of any breach or threatened breach by the Recipient of the terms of this Section 9, the Disclosing Party maybe entitled to seek injunctive relief, including, but not limited to, specific performance of the terms hereof without the necessity of posting any bond or other security.
10. Intellectual Property
     a. All data, statistics, records, reports, programs, procedures, rules, business processes, formats, screens, functionality, and similar items disclosed or provided by Athena, obtained by IBM from Athena in connection with this PSA (including, but not limited to, data and databases provided by Athena under this PSA that have been processed or altered by IBM and the formats for such data), or developed by IBM in connection with the performance of the Services and either specifically developed at Athena’s request, as documented under a Schedule or Change Order, or derivative of products or services of Athena, as well as any intellectual property rights associated with any of the foregoing (all of the foregoing, collectively, “Athena Property”) is and will at all times remain the sole property of Athena or Athena’s customers. Athena grants to IBM a nonexclusive, non-assignable, non-sublicensable, worldwide, paid-up, irrevocable license for the term of this PSA to use, execute, reproduce, display, perform, distribute copies of, and modify Athena Property that may be developed by IBM under this PSA solely in accordance with this PSA and for the purpose of performing IBM’s obligations under this PSA. IBM hereby irrevocably and exclusively assigns to Athena any and all right, title, and interest IBM might have in or to any and all Athena Property and shall use all reasonable efforts to assist Athena in obtaining and enforcing, anywhere in the world, all applicable intellectual property rights in any Athena Property, in each case at Athena’s expense.
     b. Notwithstanding any provision to the contrary, nothing in this PSA shall assign to a Party any ownership rights in or to the Pre-Existing Intellectual Property of the other Party. For the purposes of this PSA, “Pre-Existing Intellectual Property” means intellectual property or materials either (i) developed, owned by, or licensed to a Party prior to the Effective Date; (ii) otherwise independently developed outside of the scope of this PSA; or (iii) any enhancements, modifications, or derivative works of (i) through (iii) above. To the extent that the Parties agree to develop any intellectual property not otherwise covered in this Section 10, the ownership of such property will be agreed to by the Parties at such time.
11. Indemnification; Limitations
     a. Indemnification
          i. Indemnification by IBM. Subject to the limitations imposed by Section 11(b), IBM shall indemnify, defend, and hold harmless Athena and Athena’s directors, officers, employees, and agents from and

IBM/Athena Confidential	Page 11 of 17

against any and all third-party claims, suits, proceedings, damages, liabilities, losses, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) (all of the foregoing, collectively, “Claims”) to the extent that such Claims relate to or arise out of IBM’s (A) infringement of any intellectual property right of a third party, except to the extent that IBM is acting at Athena’s direction or resulting from Athena’s combination of the Services or any deliverable with any other intellectual property not supplied by IBM pursuant to this PSA; (B) breach of confidentiality as stated in Section 9 or of Schedule B of this PSA; (C) violation of any applicable law or regulation to which IBM is obligated to comply under this PSA; (D) breach of any of the representations and warranties of IBM in Section 13; or (E) the * of IBM or any of IBM’s directors, officers, employees, or agents.
          ii. Indemnification by Athena. Subject to the limitations imposed by Section 11(b), Athena shall indemnify, defend, and hold harmless IBM and its directors, officers, employees, and agents from and against any and all third-party claims, suits, proceedings, damages, liabilities, losses, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) (all of the foregoing, collectively, “Claims”) to the extent that such Claims relate to or arise out of Athena’s (A) infringement of any intellectual property right of a third party; (B) breach of confidentiality as stated in Section 9 or of Schedule B of this PSA; (C) violation of any applicable law or regulation to which Athena is obligated to comply under this PSA; (D) breach of any of the representations and warranties of Athena in Section 13; or (E) the recklessness or willful misconduct of Athena or any of Athena’s directors, officers, employees, or agents.
          iii. Procedure. Each indemnitee shall promptly notify the Party from which it is seeking indemnification of any Claim that might give rise to that Party’s obligations under this Section 11, and that Party shall be relieved of such obligations as to that indemnitee if the indemnitee fails to provide such notice and that Party is materially harmed by such failure. The indemnifying Party shall have the right to immediately take control of the defense and investigation of such Claim and to employ and engage attorneys of its sole choice to handle and defend the same, at the its sole expense. Each indemnitee shall cooperate in all reasonable respects with the indemnifying Party and its attorneys in the investigation, trial, and defense of each Claim and any appeal arising therefrom; provided, however, that the indemnitee may participate, at its own expense, in such investigation of such Claim arising therefrom. No Party shall be liable for any costs or expenses incurred without that Party’s prior written authorization. The indemnifying Party has full authority to settle any indemnified claims at the indemnifying Party’s expense, except that any settlement requiring action by the indemnitee must be approved by the indemnitee, such approval not to be unreasonably withheld.
     b. Limitation of Liability
     Notwithstanding any provision of this PSA to the contrary and subject to Section 1.10 of the Master Agreement, except for breach of Section 10, no Party shall, in any event, regardless of the form of claim, be liable for (i) any indirect, special, punitive, exemplary, speculative, or consequential damages (including, but not limited to, any loss of use, loss of data, business interruption, and loss of income or profits), regardless of whether it had an advance notice of the possibility of any such damages; or (ii) damages relating to any claim that accrued more than two (2) years before the institution of adversarial proceedings thereon.
12. AthenaNet System Access and Use
     a. Definitions
          i. The “athenaNet System” means software applications, associated databases, and associated technology made available by Athena on an ASP basis that comprises Athena’s multi-user practice and clinical management system. The athenaNet System technology includes, without limitation, the screens, functions, and formats for organizing or presenting data and data made available by Athena as part of the athenaNet System and the manuals, specifications, instructions, and training provided by Athena in connection with the athenaNet System, whether written or otherwise.
          ii. “Other Systems” means other electronic systems or databases of Athena to which IBM may need access rights for the performance of its obligations under this PSA.
          iii. “Athena Systems” mean the athenaNet System and Other Systems, collectively.
     b. Access and Use. IBM shall take, and have each of its users take, the following steps when accessing the Athena Systems:

IBM/Athena Confidential	Page 12 of 17

          i. To the extent necessary for provision of Services under this PSA, during the term of this PSA, Athena hereby grants to IBM the right to access and use the Athena Systems on a non-exclusive basis subject to the terms and conditions contained herein.
          ii. IBM will not access or use the Athena Systems other than in compliance with all policies and procedures that Athena may provide to IBM from time to time (including, without limitation, policies and procedures for administering role-based access levels and adding and removing users).
          iii. To the extent that any software, hardware, equipment, or other electronic system at Athena is necessary for use by IBM for provision of the Services and is licensed to Athena by a third party, IBM will not access or use such system other than in compliance with such license, and Athena will provide the terms and restrictions of such license to IBM. Athena shall secure IBM the right to access and use any such third-party system, and Athena shall pay any fees, costs, and expenses associated with such access.
          iv. IBM will not knowingly, directly or indirectly, export or transmit (A) any software, application, access to any Athena Systems, or any related documentation or technical data or (B) any product, part, process, or service that is the direct product of any of the Services in or to any country to which such export or transmission is restricted by regulation or statute without the prior written consent, if required, of the Office of Export Administration of the United States Department of Commerce or such other governmental entity as may have jurisdiction over such export or transmission. In addition, and without limitation of the foregoing, IBM will not knowingly, directly or indirectly, export or transmit any of the foregoing to any country other than as required to perform its obligations under this PSA. Athena acknowledges IBM’s need and right to access the Athena Systems from the remote locations set forth in this PSA.
          v. IBM will not access or use the Athena Systems except as required to perform its obligations under this PSA.
          vi. In accessing or using the Athena Systems, IBM will not (A) make such access or use in connection with provision of any services to any third party; (B) make such access or use other than through and by its own employees who are registered with Athena individually as authorized users thereof; (C) make such access or use other than by electronically secure means and methods approved in advance in writing by Athena and only by the use of unique and confidential Login IDs and passwords applied to each individual user; (D) resell, lease, encumber, sublicense, distribute, publish, transmit, or provide such access or use to any third party in any medium whatsoever; (E) make such access or use accessible on any public system or multiple computer or user arrangement or network to anyone except Athena and IBM; (F) derive specifications from, reverse engineer, reverse compile, disassemble, or create derivative works based on Athena Systems applications; (G) copy data or screens from the Athena Systems; or (H) knowingly input or post through or to the Athena Systems any content that is illegal, threatening, harmful, lewd, offensive, or defamatory or that infringes the intellectual property rights, privacy rights, or rights of publicity of others or that contains any virus, worm, Trojan Horse, or other mechanism that could damage or impair the operation of the Athena Systems or grant unauthorized access thereto.
          vii. IBM will not make or operate or permit operation of any copy of any elements of the Athena Systems, except as explicitly authorized by Athena in writing or as may be necessary for the provision of the Services. If and to the extent that IBM makes or operates any copy of the Athena Systems, such copy will belong exclusively to Athena and will be located only upon a server with a root password solely owned and controlled by Athena, and IBM will not restrict or permit restriction of electronic or physical access of Athena to such server.
          viii. In accessing or using the Athena Systems, IBM will not knowingly order, review, access, or use any data in excess of that reasonably necessary for it to perform its obligations under this PSA.
          ix. IBM will limit access to and use of the Athena Systems by its personnel to secure levels agreed to by Athena. IBM is responsible for the actions of individuals to which IBM grants access to the Athena Systems. If IBM or any of its employees discloses user credentials to an unauthorized person, IBM is validating the identity and authority of such person to act on its behalf as to any access or use of Athena Systems with such credentials and will be responsible for such access and use. IBM will notify Athena immediately if it becomes aware of any unauthorized use of any Athena Systems username or password, or, where applicable, a IBM user making more than three failed system log-on attempts during any given day, and will take reasonable steps with

IBM/Athena Confidential	Page 13 of 17

Athena to shut off access to the Athena Systems by the individual associated with such username or password, and Athena will reset access only with IBM authorization.
     c. Facility Security. With respect to a facility owned or leased by or on behalf of IBM where it creates, receives, maintains, or transmits PHI on behalf of Athena, where applicable, IBM shall implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of PHI.
13. Representations and Warranties
     a. Representations and Warranties of Both Parties. Each Party makes the following representations and warranties to the other Party.
          i. Neither it nor, to its knowledge, its agents or permitted subcontractors: (A) has been convicted of a federal health care crime; (B) has been excluded from participation in any federal health care program; or (C) is currently under investigation or involved in any legal proceeding which may lead to such a conviction or exclusion. Each Party will notify the other Party immediately if any of the foregoing occur, and such events shall constitute cause for termination on the part of the notified Party.
          ii. Throughout the Term, it will maintain a compliance program intended to conform in material respects with the guidelines set forth in the U.S. Sentencing Guidelines and the Office of Inspector General’s Compliance Program Guide for Third Party Medical Billing Companies. Upon request, a copy of such compliance program will be provided to the other Party, which program shall be treated as Confidential Information.
          iii. It has all requisite corporate power and authority to execute, deliver, and perform its obligations under this PSA; the execution, delivery, and performance of this PSA has been duly authorized by it; and no approval, authorization, or consent of any governmental or regulatory authority is required to be obtained by it or made in order for it to enter into and perform its obligations under this PSA.
          iv. Throughout the Term, it shall not knowingly or as a result of gross negligence permit any media, data, or software provided by it to the other Party to contain any code, virus, or other mechanism to disable, adversely affect, harm, or grant unauthorized access or use to Athena Systems or Athena’s equipment or data. Upon its discovery of any such code, virus, or mechanism, it shall promptly notify the other Party.
          v. Throughout the Term, (A) it shall not disclose Medicaid Confidential Data as defined under statues or regulations of the State or New York without prior written approval of the New York State Department of Health Office of Medicaid Management; (B) to the extent that it has access to eligibility data from Medicare or any Medicaid Program, it will each restrict its access to such Medicaid and Medicare eligibility data to the sole purpose of verification of patient eligibility for Medicaid and Medicare benefits respectively where the patient has requested such payment for medical services; and (C) to the extent that it receives or has access to health information sourced from or provided by the State of New York or any agency thereof, it shall be in compliance with the New York State AIDS/HIV Related Confidentiality Restrictions Notice hereinafter stated:
“This information has been disclosed to you from confidential records, which are protected by state law. State law prohibits you from making any further disclosure of this information without the specific written consent of the person to whom it pertains, or as otherwise permitted by law. Any unauthorized further disclosure in violation of state law may result in a fine or jail sentence or both. A general authorization for the release of medical or other information is not sufficient authorization for further disclosure.”
     b. Representations and Warranties of IBM. IBM makes the following representations and warranties to Athena.
          i. During the Term, IBM will comply with all employee and workplace laws, regulations, and requirements in the countries in which IBM provides the Services. IBM will provide to Athena, upon Athena’s

IBM/Athena Confidential	Page 14 of 17

reasonable request from time to time, appropriate written assurances regarding the specific compliance steps and measures that IBM has taken.
          ii. IBM has sufficient right and title to all third-party software, hardware, or other equipment (other than Athena Systems and third-party software) that it uses in the provision of Services under this PSA, and, throughout the Term, IBM will comply with all terms and conditions of licenses or consents agreed to by IBM with any third party in respect of any software, hardware, or other equipment that IBM uses to provide the Services.
          iii. Throughout the Term, any encryption software provided by IBM to Athena for use in connection with the Services or used by IBM in connection with the Services complies substantially with the encryption requirements set forth in HCFA Internet Security Policy issued November 24, 1998, as it may be amended or updated from time to time, and provides encryption protection equal to or exceeding 128-bit encryption.
          iv. Each of the provisions of this PSA are valid and enforceable with respect to each IBM entity in each jurisdiction in which IBM may provide the Services.
14. General Provisions
     a. Nothing in this PSA is intended or shall be construed or interpreted to give any person or entity other than the Parties any legal or equitable right, remedy, or claim under or in respect of this PSA or any provision contained herein.
     b. This PSA may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
     c. This PSA shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts. Any claims relating to this PSA or the provision of the Services shall be brought in the federal or state courts sitting in Massachusetts, and IBM shall be considered IBM’s agent for service of process.
     d. Nothing in this PSA shall be deemed to create a partnership, joint venture, agency, or employment relationship between the Parties. IBM shall be deemed to be an independent contractor. Except as expressly provided in this PSA, IBM shall be responsible for all of its costs and expenses incurred in connection with the provision of the Services, including, but not limited to, all costs and expenses pertaining to its employees and agents.
     e. No Party may assign any of its rights or obligations under this PSA to any third party without the prior written consent of the other Party; provided, however, that Athena may assign its rights and obligations hereunder to any of its affiliates or any successor-in-interest as the result of merger, consolidation, or the acquisition of all or substantially all of the assets of, or a majority equity interest in, Athena.
     f. Each Party shall be relieved of its failure to perform any obligations under this PSA, other than a payment obligation, if and to the extent that such failure is attributed to circumstances outside of its control, including, but not limited to, the other Party’s failure to perform any of its responsibilities in accordance with this PSA.
     g. Any amendment of or supplement to this PSA, and any waiver of any breach or provision hereof, must be in writing and signed by both Parties.
     h. All notices and other communications under this PSA (other than routine operational communications) must be in writing and shall be deemed given (i) upon hand delivery, (ii) one day after deposit with an internationally recognized overnight courier with a reliable system for tracking delivery, or (iii) upon receipt of facsimile or electronic mail with confirmation of delivery, in each case to the address, facsimile number, or email address of the intended recipient set forth below or such other address, facsimile number, or email address as the intended recipient may specify by notice from time to time:

IBM/Athena Confidential	Page 15 of 17

If to IBM:	International Business Machines Corporation
Senior Counsel, Managed Business Process Services
294 Route 100, Building 4, 2D-09
Somers, NY 10589-3216
Attn: David Brown
Facsimile: (914) 766-8445
Email:

If to Athena:	athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472
Attn: Daniel Orenstein, General Counsel
Facsimile: +1 617-402-1099
Email: dorenstein@athenahealth.com
The remainder of the page intentionally left bank.

IBM/Athena Confidential	Page 16 of 17

          In witness whereof, the Parties have executed this PSA as of the Effective Date.

International Business Machines Corporation		athenahealth, Inc.

By:	/s/ Anthony C. Martinez	By:	/s/ Jonathan Bush

	Name: Anthony C. Martinez		Name: Jonathan Bush
	Title: General Manager		Title: CEO

Date: 10/2/09		Date: 10/2/09

IBM/Athena Confidential	Page 17 of 17

Exhibit A — FORM OF PROJECT CHANGE REQUEST
In accordance with the terms and conditions of the Professional Services Agreement dated September 30, 2009 (the “PSA”), between athenahealth, Inc. (“Athena”) and International Business Machines Corporation (“IBM”), it is agreed between the parties thereto that the additional services described below (the “Services’’) are not currently included in the scope of services of Schedule A to the PSA, as it may have been modified from time to time.
Athena has therefore requested a project change to include the Services under the PSA, and IBM is willing to provide the Services under the same terms and conditions of the PSA and Schedule A thereto, subject to the additional terms (including payment terms) described herein:
IBM shall perform such Services as described below:
This Change Order is to be effective from _________ (the “Commencement Date”).
1. Description of Services
a.	Initial Scope of Support:

b.	Required FTE’s and other required support personnel:

c.	Is billable training required to support implementation of PCR?

d.	If yes, describe below in detail the training to be delivered, each parties responsibility related to the delivery of the training, and the number of billable training hours authorized by the Athena

e.	In support of implementation of the Services, the Athena will:

f.	In support of implementation of the Services, IBM will:

g.	Completion Criteria: This section to be used to document the criteria that will indicate completion of this PCR
2. Payment
The price to be charged for the services will be as set forth below. The invoicing and payments terms will be as per the PSA (if this is the case).
This section should include any relevant details supporting the Payment required including number or hours, rates, any non-personnel related charges (travel expenses, hardware or software, development costs, etc.)
3. Service Levels
This section to be used to document any expected Service Level impact related to implementation of the change
4. Forecasts
This section to be used to document any expected Forecast impact related to implementation of the change
In witness whereof, the parties below have executed this Project Change Request as of the date first signed below.

International Business Machines Corporation		athenahealth, Inc.

By:		By:
	Name:		Name:
	Title:		Title:

Date:		Date:

IBM/Athena Confidential	Exhibit A-1

Schedule A — Services Description
This Schedule A describes the Services to be provided by IBM under the PSA including the duties and responsibilities of IBM and Athena related to IBM’s provision of the Services as well as any related service levels and deliverables. This Schedule A also consists of the following attachments which describe the specific effort which comprise the Services:
1)	Schedule A-1 — Explanation of Benefits Posting Process

2)	Schedule A-2 — Payer Contact Services

3)	Schedule A-3 — Enrollment Services

4)	Schedule A-4 — Clinical Document Services
Capitalized terms used but not defined in this Schedule shall have the same meaning assigned to such terms in the PSA unless the context in which such terms are used in this Schedule require a different meaning.
1. Definitions
1)	Agent means an IBM resource working on the Athena account.

2)	At Risk Amount shall mean the amount available for Service Level Credits and shall not exceed an amount equal to * of the previous month’s monthly recurring charges for the Service described in that specific Schedule (e.g., Schedule A-1, Schedule A-2, etc). For the avoidance of doubt, in no event shall the aggregate At Risk Amount for any month exceed * of the aggregate recurring charges for such month.

3)	athenaNet means the Athena proprietary application used by IBM to provide the Services described in this Schedule to Athena.

4)	Available Hour means the number of hours an Agent is available to work on Athena’s project.

5)	Batch means a group of images which may include EOBs, checks, and other remittance documents. This batch of documents will be provided to IBM by Athena as set forth in this Schedule A for processing by IBM.

6)	Business Days refers to the days in which Athena is open for business. For purposes of this Schedule A, it will be Monday through Friday (excluding Saturday and Sunday and Athena holidays. Athena and IBM will establish the holiday schedule on an annual basis.

7)	Claim Data Dump means the daily file provided by Athena listing all claims sent to the Payers in a mutually agreed format.

8)	EOB means the scanned image of the paper copy of the explanation of benefits supplied by the Payers.

9)	Evaluation Period shall mean * days from the Go Live date for a given business process during which period IBM will validate the targeted Service Levels which have been provided to IBM by Athena.

10)	FTP Server means the file transfer protocol server provided by IBM for Athena to transfer daily batch of EOBs, Claims Data Dump, Payer Data Dump and Remittance Data File.

11)	Go Live means the time when pre-process and process training is complete and Agents begin to perform the Services.

12)	IBM Project Executive means the full-time IBM resource responsible for the delivery of the Athena project. The IBM Project Executive will be a full-time resource who acts as a single point of contact for the Athena management.

13)	Kick Code means a code attached to a claim to identify its current status and/or the next step(s) in the claim handling process.

IBM/Athena Confidential	Page 1 of 20

14)	Payer means health insurance companies to whom Athena sends claims on behalf of the providers.

15)	Payer Data Dump means the daily file provided by Athena listing Payer information in a mutually agreed format.

16)	Payment Posting Process means the Athena process of processing the electronic remittance file (ANSI 835 transaction) and Remittance Data File into the athenaNet application.

17)	Remittance Data File means the daily file created by IBM by entering EOB remittance data in a mutually agreed format.

18)	Service Level shall mean those levels of service as established in accordance with Section 4 of this Schedule A and set forth in Schedules A-1 through A-4.

19)	Wave means a group of IBM trainees starting and completing pre-process and process training together as a class.
2. Overall Description of Services
IBM shall provide the Services as specifically described in Schedules A-1 through A-4 attached hereto. In support of the provision of such Services and in addition to the responsibilities set forth in Schedules A-1 through A-4, the parties will perform the general responsibilities described below.
2.1	General Responsibilities
(a)	IBM Responsibilities. In support of the Services, IBM will:
(i.)	Participate in conference calls (as needed) to review progress against mutually agreed transition plan and ongoing operations. Provide web conference and/or video conference capabilities if available and as necessary to accommodate business needs;

(ii.)	Provide process training to IBM resources after the completion of process training for the initial transition Wave at designated IBM locations in India and the Philippines;

(iii.)	Provide Athena with clear and consistent communication related to the any issues affecting or impacting the delivery of requirements described in each of the schedules;

(iv.)	Perform athenaNet administration tasks necessary to maintain the user groups for IBM resources;

(v.)	Communicate to the Athena Operations Manager any changes that may materially affect Athena’s business operating environment;

(vi.)	Report to Athena management problems and issues impacting IBM’s provision of the Services that may require Athena’s attention and/or resolution;

(vii.)	Coordinate resolution of issues raised by Athena management and, as necessary, escalate within IBM;

(viii.)	Work with Athena to provide findings and recommendations intended to improve operational efficiencies;

(ix.)	Manage the transition of the processes according to the agreed schedule; and

(x.)	Jointly work with Athena to develop a communication and management plan, which may consist of the following:

IBM/Athena Confidential	Page 2 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
a.	Performance reviews with respect to the Services;

b.	Forecasting and scheduling review with Athena’s workforce management team;

c.	Training review with Athena’s training team;

d.	Quality review with Athena’s quality team;

e.	Quality calibrations; and

f.	Monthly and quarterly reviews as agreed by both Parties.
To the extent that Athena’s performance of any obligation requires or is contingent upon IBM’s performance of an obligation under this Schedule, and IBM unreasonably delays or withholds its performance beyond the applicable time period therefor (or beyond five (5) business days, if a time period is not specified), Athena will be relieved of such obligation until a reasonable period following IBM’s performance of its responsibility. *
(b)	Athena Responsibilities. In support of the Services, Athena will:
(i)	Provide forecasts and transaction inflow data to identify anticipated volume patterns for each Service. Current estimates of those volume distribution patterns are provided in each subsequent schedule;

(ii)	Ensure athenaNet system is available daily from 6 AM to 1 AM ET, seven (7) days a week, with 99.7% availability during this timeframe;

(iii)	Provide trainers and training material to IBM during process training for the initial transition Wave at designated IBM locations in India and the Philippines. The support of Athena trainers and SME to IBM would continue as needed for a period of up to four (4) weeks following completion of classroom training of the initial transition Wave;

(iv)	Provide training materials as appropriate for any changes in AthenaNet application or Athena-owned business processes. Any extraordinary training would be through the PCK process. Routine updates are covered in cost;

(v)	Maintain the underlying athenaNet functionality that supports the activities comprising the Services;

(vi)	Provide detailed workflow information and supplemented training information as needed to support the Services;

(vii)	Provide IBM with a glide path for Service Level performance goals during Evaluation Period for each of the Services described in this Schedule;

(viii)	Manage the transition of the processes according to the agreed schedule;

(ix)	Provide IBM clear and consistent direction and communication related to the Services, and manage communication between IBM and any other parties engaged by Athena;

(x)	Participate in conference calls (as needed) to review progress against mutually agreed transition plan and ongoing operations. Provide web conference and/or video conference capabilities if available and as necessary to accommodate business needs; and

(xi)	Jointly work with IBM to develop a communication and management plan, why may consist of the following:

IBM/Athena Confidential	Page 3 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
1.	Performance reviews with respect to the Services;

2.	Forecasting and scheduling review with Athena’s workforce management team;

3.	Training review with Athena’s training team;

4.	Quality review with Athena’s quality team;

5.	Quality calibrations; and

6.	Monthly and quarterly reviews as agreed by both Parties.
To the extent that IBM’s performance of the Services requires or is contingent upon Athena’s performance of an obligation (including providing approval or notification or taking a recommended corrective action) under this Schedule, and Athena unreasonably delays or withholds its performance beyond the applicable time period therefor (or beyond * business days, if a time period is not specified), IBM will be relieved of its obligation to perform such Services until a reasonable period following Athena’s performance of its responsibility. Athena will pay IBM for any additional expenses incurred as a result of Athena’s delay or nonperformance.
2.2	Disaster Recovery Responsibilities
Within the first 90 days following the Effective Date, IBM will work with Athena to jointly develop a business continuity/disaster recovery plan for the delivery of Services. IBM will at all times maintain, at a minimum, its predefined Level 1/Level 2 support disaster recovery plan which includes the following:

Information & Technology	*
Power & Utilities	*
Transport & Catering	*
Fire & Medical Emergencies	*
IT services Availability	*
Server Management Level	*
Network & Connectivity Media Level	*
Call Center Technology / Voice Infrastructure	*

IBM/Athena Confidential	Page 4 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Infrastructure
3. Service Levels
3.1	Evaluation Period
(a)	With respect to the Service Levels set forth in this Schedule A, IBM shall, during the Evaluation Period, measure the actual performance of the Services against such Service Levels using the measurement tools and processes agreed upon by the Parties and, based on such measured actual performance. The value for such Service Level following the Evaluation Period shall be established by taking into account the average levels of performance achieved by Athena prior to the Effective Date of the PSA and the levels achieved by IBM during the Evaluation Period. If it is determined that the Evaluation Period is not indicative of Athena’s normal operating environment, Athena and IBM shall mutually define another period, which is representative of Athena’s normal operating environment.

(b)	Service Level Credits will not apply during the Evaluation Period.
3.2	Service Level Performance Reports
Each Service Level shall be measured on a monthly basis unless otherwise set forth in the applicable Schedule. Within * Business Days after the end of each calendar month during the Term, IBM shall provide to Athena monthly performance reports, in soft copy form, to verify IBM’s performance with respect to the Service Levels, including any failures to achieve the Service Levels and any Service Level Credits to which Athena is entitled for such month. IBM shall provide reasonably detailed supporting information for each report to Athena in machine-readable form suitable for use on a personal computer. For Service Levels that are not capable of being measured using a system tool, the Parties shall agree upon an appropriate measurement methodology, including sample size and measurement and reporting frequencies.
3.3	Service Level Values.
Service Level values for the Services are set forth in the respective Schedules A-1 through A-4 attached hereto.
3.4	Credit Calculation.
For failure to meet a Service Level, IBM will pay Athena a Service Level Credit which will be determined according to the following:
1.	Each Service Level is assigned a weighting factor, as set forth in the respective Services Schedules. No single weighting factor shall exceed * with the exception of those Services Schedules that have *. The total of the weighting factors for all Service Levels within a Service Schedule shall not exceed *.

2.	The weighting factor for any missed Service Level in a given month will be multiplied by the applicable At Risk Amount for such month to determine the amount of Service Level Credit to be subtracted from the following months invoice. In no event shall the total amount due as a credit in any given month exceed the At Risk Amount for such month. Additionally, if the monthly recurring charge for a given month has not been incurred, or for any other reason has been credited or waived, no Service Level Credit will be applicable for such month.

3.5	Service Level Exclusions.
IBM shall be excused from failure to meet any Service Level (including being excused from any related Service Level Credit) to the extent such failure is attributable to:

IBM/Athena Confidential	Page 5 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
(a)	Force Majeure;

(b)	Breach of the PSA by Athena or any Athena obligation under the PSA to the extent it affects IBM’s ability to achieve any Service Level;

(c)	Act or omission by Athena;

(d)	Athena’s prioritization of IBM’s resources provided IBM has informed Athena that such prioritization may adversely impact IBM’s performance, including Athena request for or utilization of the Services beyond * of the forecasted volumes;

(e)	Problems determined to be caused by software code provided by Athena;

(f)	Problems attributed to world wide web Internet cloud beyond IBM control; and

(g)	Problems resulting from a technology component (network, hardware, software, applications, etc.) for which Athena is responsible to the extent it affects IBM’s ability to achieve any Service Level.
4. Reporting
IBM will provide standard monthly reports of volume processed each month and the quality and turn around results as measured by IBM based on reports provided by athenaNet. Athena will provide standard monthly report to IBM listing quality results of Athena quality monitoring process. In addition, Athena will provide IBM timely access to necessary production reports to enable IBM to manage their performance of the Services.
5. Charges
IBM will invoice Athena in accordance with Section 6 of the PSA for the Services described herein based on the amounts set forth in Schedule C.

IBM/Athena Confidential	Page 6 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Schedule A-1 — Explanation of Benefits Posting Process
1. Description of Services
The EOB posting process involves the processing of remittance related documents received by Athena. Non-electronic payments, related EOB forms, and other payment related documents are posted to provider accounts.
2. Exhibits
•	Exhibit 1 — Claim Data Dump format

•	Exhibit 2 — Payer Data Dump format

•	Exhibit 3 — Remittance Data File format
3. Location and Hours of Operations
EOB posting services will be provided from IBM location in Pune, India. Services may be provided between the hours of 5 AM to 1 AM ET (following day) seven (7) days a week. Volume distribution by day is expected to be approximately as follows (these estimates are to be used for planning purposes only):

	Monday	Tuesday	Wednesday	Thursday	Friday	Saturday
Volume	*	*	*	*	*	*
4. IBM Responsibilities
4.1	Payment Posting Services
(a)	Payment Batch Creation: IBM will review images in a daily batch and perform any divisions necessary to prepare batches appropriate for EOB data entry using the athenaNet application.

(b)	EOB Data Entry: IBM will:
(i)	Perform data entry of payment and denial data from EOBs, payer or patient checks, and other Payer provided documentation using IBM provided offline application;

(ii)	Validate line item charges on EOBs against the Claims Data Dump and payment;

(iii)	Enter denial data into Remittance Data File;

(iv)	Utilize the Claims Data Dump and the Payer Data Dump to facilitate data validation and to auto populate fields in order to expedite the data entry process;

(v)	Provide the completed data from the application to Athena using the Remittance Data File;

(vi)	post the Remittance Data File to the IBM FTP server upon creation; and

(vii)	not be required to archive any of these images after the processing of the image.
(c)	Manual Payment Posting: IBM will:

IBM/Athena Confidential	Page 7 of 20

(i)	manually post EOB charge lines that fail to auto-match and/or auto-post in athenaNet; and

(ii)	will resolve the transactions in the batch that were not automatically posted to athenaNet using IBM staff (“Posting Analysts”).
4.2	Resolution of Unpostable Records: IBM will resolve records marked as unpostable during the Payment Posting process and queued accordingly in the AthenaNet application.

4.3	Resolution of Posting Errors: IBM will correct records that are identified as having been posted in error and queued accordingly in the AthenaNet application.
5. Athena Responsibilities
In support of IBM’s provision of the Services as described in this Schedule, Athena will:
(a)	Populate IBM posting exception work queues in AthenaNet by 5 AM ET each Business Day;

(b)	Perform the following activities on days when images are to be processed:
(i)	Prepare daily batch of images and transfer them to the FTP Server by 5 AM ET each Business Day;

(ii)	Transfer Claims Data Dump to the FTP Server by 5 AM ET each Business Day; and

(iii)	Transfer Payer Data Dump to the FTP Server by 5 AM ET each Business Day.
(c)	Provide monthly forecast of projected volume in terms of relevant planning and billing units for each process;

(d)	Pull IBM posted Remittance Data File from the FTP Server daily throughout the Business Day per the agreed upon schedule

(e)	Maintain the connectivity of their FTP servers to the Internet and sufficient bandwidth to support the volume and timeframes depicted in this Schedule;

(f)	Provide IBM with application licenses required to perform the Services, including CITRIX licenses if required; and

(g)	Provide a real-time assignment queue in athenaNet to allocate unresolved batches in priority order to Posting Analysts.
6. Service Levels
In accordance with Section 4 of Schedule A, IBM will strive to perform the Services in accordance with business rules supplied by Athena as of the Effective Date and meet the Service Levels and Quality Standards set forth in this Section. If such business rules change in a manner so that the Service Levels and Quality Standards are affected, then IBM shall notify Athena, and the Parties will work together as necessary to establish new Service Levels and Quality Standards.
During the Evaluation Period for each process, IBM will evaluate the actual performance against the targeted service levels which have been provided by Athena. Should discrepancies exist, IBM and Athena will jointly develop an appropriate plan to revise the targeted Service Level.
6.1	Measurement.
Performance against the Service Levels stated herein will be measures as described below.

IBM/Athena Confidential	Page 8 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
(a)	Process Turnaround Time: Average process turnaround time for all remittance related documents in any given month will be within *. Process turnaround time will be measured as the time duration between the placement of the remittance images on the IBM FTP Server by Athena to the placement of the Remittance Data File on the IBM FTP server by IBM.

(b)	Quality: IBM and Athena will work jointly to develop a data accuracy quality management process by the end of Evaluation Period. IBM is expected to meet * data accuracy quality standard.
6.2	Service Level Weighting Factors:

Service Level	Weighting Factor
Process Turnaround Time	*
Quality	*
Total Weighting Factor (not to exceed 100%)	100%

IBM/Athena Confidential	Page 9 of 20

Schedule A-1, Exhibits 1, 2 and 3
Exhibit 1 — Claim Data Dump format (attachment removed)
Exhibit 2 — Payer Data Dump format (attachment removed)
Exhibit 3 — Remittance Data File format (attachment removed)

IBM/Athena Confidential	Page 10 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Schedule A-2 — Payer Contact Services
1. Description of Services
Payer Contact Services consist of the communication needed between Athena and the payer community for the purposes of Revenue Cycle Management. Payers may be contacted to determine the status of a claim and related payment, provide additional detail regarding a claim, or clarify the reason for denied claim.
2. Location and Hours of Operations
Payer Contact Services will be provided from IBM locations in Pune, India and in Manila, Philippines. Services may be provided between the hours of 8 AM to 8 PM ET on Business Days. Volume distribution by day is expected to be approximately as follows (these estimates are to be used for planning purposes only):

	Monday	Tuesday	Wednesday	Thursday	Friday	Saturday
Volume	*	*	*	*	*	*
3. IBM Responsibilities
3.1	Claim Tracking Services
Claim Tracking involves contacting payers via web, telephone, fax, and direct mail inquiries in an effort to obtain claim status information and to update athenaNet with the same. The claims processed in this workflow have an unknown payer adjudication status or require payer contact to process. The goal of the workflow is to identify any payer processing issues that may have delayed adjudication and payment and to either resolve the issue or notify the appropriate next responsible party to initiate resolution.
Athena places claims in this workflow in a worklist daily for processing by the IBM Claim Tracking Team. Prior to contacting the payer for claim status, claims must first be thoroughly reviewed through a detailed analysis of the claim history, including, without limitation, (i) review of claim-related events in chronological order to understand the processing to date of each claim, (ii) review of any payments posted or documentation attached to the claim that could impact the dialogue with the payer once contact is established, and (iii) review of all relevant demographic data prior to contacting the payer so that the call agent has a firm understanding of the types of insurance coverage the patient currently has or may have had in the past.
On completion of the above analysis, including identification of the payer with whom processing status is unknown, the agent will contact the payer by calling the number(s) listed in athenaNet, or by another contact method as directed by Athena.
The Claim Tracking team will follow documented workflows supplied by Athena. Details of the call and the relevant data points collected for each payer contact event will be updated in athenaNet through (i) direct entry in unique data fields and (ii) creation of an updated claim note that contains a unique Kick Code to characterize the information received from the payer and to identify the specific reason for the call.
3.2	Remittance Tracking Services
Remittance Tracking involves contacting payers via web, telephone, fax, and direct mail inquiries to obtain copies of claim remittance and proof of payment to be used for posting

IBM/Athena Confidential	Page 11 of 20

activities. The claims processed in this workflow are known to be paid claims, as documented in connection with a previous payer contact event. The goals of this workflow are to (i) obtain a copy of the remittance detail (EOB/ERA) and proof of payment (check copy of verbal confirmation of disbursement details), (ii) forward the remittance detail and proof of payment to the posting department for claim posting, and (iii) identify any possible reasons for the initial failure of the remittance documents to be received and processed in a timely manner. The primary activity is confirmation of the pay-to address used by the relevant payer.
Athena places claims in this workflow in a worklist daily for processing by the IBM Remittance Tracking Team. Prior to contacting the payer for claim status, claims must first be thoroughly reviewed through a detailed analysis of the claim history, including, without limitation, (i) review of claim-related events in chronological order to understand the processing to date of each claim, (ii) review of any payments posted or documentation attached to the claim that could impact the dialogue with the payer once contact is established, (iii) review of all relevant unpostables inventory in athenaNet to search for missing remittance documentation prior to contacting the payer, and (iv) review of all relevant demographic data.
It can be the case that the remittance documents have already been received and a processing oversight or timing delay may have resulted in a failure to apply information to the claim. Since the payer has already been contacted and confirmed payment, the claim history will contain many of the payment details. These payment details can be used to search data fields in the unpostables library in order to aid the process of identifying previously received data that might now be able to be applied to the claim.
On completion of the above analysis, including identification of the payer from which remittance documentation is needed, the agent will contact the payer by calling the number(s) listed in athenaNet, or by another contact method as directed by Athena.
The Remittance Tracking Team will follow documented workflows supplied by Athena. Details of the call and the relevant data points collected for each payer contact event will be updated in athenaNet through (i) direct entry in unique data fields, and (ii) creation of an updated claim note that contains a unique Kick Code to characterize the information received from the payer and to identify the specific reason for the call.
3.3	Unpostables Tracking
Unpostables Tracking involves contacting payers via web, telephone, fax, and direct mail inquiries to obtain detailed claim data or copies of claim remittance and proof of payment to be used for posting activities for unpostable records. Unpostable records are not able to be uniquely associated with a specific charge line in athenaNet and therefore are not yet postable into the system. The goal of the workflow is to obtain the information needed to supplement the unpostable record so that the data can then be applied to individual charge lines in athenaNet and posted accordingly.
Only unpostable records for which contact with the payer is required to aid resolution are processed in this workflow. Unpostable records are categorized by the characteristics and resolution path of the records. The categories handled by the Unpostables Tracking process are:
•	Missing EOB

•	Missing Check

•	Missing EFT

•	Missing Page

•	Provider Takeback

•	Check Amount Different than EOB

•	Rebate Check

IBM/Athena Confidential	Page 12 of 20

•	Unreadable EOB
Athena places claims in this workflow daily for processing by the IBM Unpostables Tracking Team. Prior to contacting the payer on an unpostable record, the record must first be thoroughly reviewed through a detailed analysis of the unpostable history, including, without limitation, (i) review of all events visible from the unpostable edit page in chronological order to understand the processing to date of each record, and (ii) review of any changes in status or added notes that could impact the dialogue with the payer once contact is established.
On completion of the above analysis, including identification of the payer from which remittance documentation is needed, the agent contacts the payer by calling the number(s) listed in athenaNet, or by another contact method as directed by Athena.
The Unpostables Tracking team will follow documented workflows supplied by Athena. Details of the call and the relevant data points collected for each payer contact event will be updated in athenaNet through (i) direct entry in unique data fields; (ii) creation of an updated unpostable note that contains a unique Kick Code to characterize the information received from the payer and to identify the specific reason for the call; and (iii) identify likely reasons for the initial failure of the transaction to be received and processed in a timely manner.
3.4	Denial Management Services
Denials Management involves contacting payers via web, telephone, fax, and direct mail inquiries in an effort to obtain denial status information and to update athenaNet with the same. The claims processed in this workflow have been processed and denied by payers. The goal of the workflow is to identify any opportunity to initiate reprocessing or reconsideration of the claim to have the denial overturned and payment issued. In the case of a final denial, the goal is to obtain as much detail about the reasons for the denial as possible to appropriately categorize the payer and to use such information to avoid future denials.
Athena places claims in this workflow in a worklist daily for processing by the IBM Denial Management Team. Prior to contacting the payer for claim status, claims must first be thoroughly reviewed through a detailed analysis of the claim history, including, without limitation, (i) review of claim-related events in chronological order to understand the processing to date of each claim, (ii) review of any payments posted or documentation attached to the claim that could impact the dialogue with the payer once contact is established, and (iii) review of all relevant demographic data prior to contacting the payer so that the call agent has a firm understanding of the types of insurance coverage the patient currently has or may have had in the past.
On completion of the above analysis, including identification of the payer with which the claim has been denied, the agent will contact the payer by calling the number(s) listed in athenaNet, or by another contact method as directed by Athena.
The Denials Management team will follow documented workflows supplied by Athena. Whenever possible, reconsideration should be initiated over the phone. Team members must exercise any available opportunity to initiate action over the phone or a follow-up faxed resubmission, which may quickly re-start activity on the claim and obtain payment. Details of the call and the relevant data points collected for each payer contact event will be updated in athenaNet through (i) direct entry in unique data fields and (ii) creation of an updated claim note that contains a unique Kick Code to characterize the information received from the payer and to identify the specific reason for the call, and (iii) identify likely reasons for the initial failure of the claim to be received and processed/approved in a timely manner.
4. Athena Responsibilities
In support of IBM’s provision of the Services as described in this Schedule, Athena will:

IBM/Athena Confidential	Page 13 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
(a)	Populate IBM work queues in athenaNet by 7 AM ET on all Business Days; and

(b)	Provide IBM timely access to necessary production reports to enable IBM to manage their performance of the Services; and

(c)	Provide IBM with application licenses required to perform the Services, including CITRIX licenses if required.
5. Service Levels
In accordance with Section 5 of Schedule A, IBM will strive to perform the Services in accordance with business rules supplied by Athena as of the Effective Date and meet the Service Levels and Quality Standards set forth in this Section. If such business rules change in a manner so that the Service Levels and Quality Standards are affected, then IBM shall notify Athena, and the Parties will work together as necessary to establish new Service Levels and Quality Standards.
During the Evaluation Period for each process, IBM will evaluate the actual performance against the targeted service levels which have been provided by Athena. Should discrepancies exist, IBM and Athena will jointly develop an appropriate plan to revise the targeted Service Level.
5.1	Measurement.
Performance against the Service Levels stated herein will be measures as described below.
(a)	Average process turnaround time for all claims in any given month will be within *. Process turnaround time will be measured as the duration from the date and time that the claim is received into the IBM work queue until the date and time that the claim has been updated with a Kick Code and claim note.

(b)	Quality: IBM will strive to maintain a quality rate of at least * each of the service activities included in this Schedule A-2. The quality rating shall be a combined quality score based on separate equally weighted scores for each of (i) claims and (ii) calls, with respect to each such payer contact activity, evaluated by Athena and IBM on a monthly basis. The quality measurement tool and scoring method will be provided by Athena.

IBM will be required to perform its own independent quality review using the Athena quality methodology. Calibration sessions will be held periodically throughout the month to assist in synchronization of global quality efforts. The size of the quality sample will be determined and agreed by Athena and IBM.
5.2	Service Level Weighting Factors:

Service Level	Weighting Factor
Process Turnaround Time	*
Quality	*
Total Weighting Factor (not to exceed 100%)	100%
6. Workflow, Security, and Technology
Specific workflow and training documentation will be provided by Athena. All work to be completed must be based in, and all responses logged in, athenaNet directly. All PHI and transaction data must be directly entered into athenaNet and not stored in any auxiliary systems. Whenever present, discreet data fields must be individually populated to store information rather than storing the same in free text note fields. Each member of IBM’s staff must have an individual workstation configuration that includes (at a minimum) Adobe

IBM/Athena Confidential	Page 14 of 20

Reader, and a desktop efax software program, as well as a direct call-back extension and an individual voicemail box; protocols will be provided by Athena regarding each staff member’s access to MS Office, personal email, web browsing, printers, removable drives, and related matters. IBM will provide to Athena the IP addresses of each workstation for access to athenaNet. Live call monitoring and recording must be available.
As it relates to information technology,
IBM will:
•	extend the voice connectivity provided by IBM at the IBM Points of Presence (PoP) at New York and Los Angeles to the IBM Service Delivery locations using IBM owned and maintained equipment. The application accessibility will be through an internet based VPN connectivity;

•	procure and maintain voice circuits and the associated toll free numbers (TFN);

•	provide voice T1 at IBM POPs for outbound calling;

•	access application servers at the Athena data center for application access (there is no local application server to be hosted at IBM );

•	record * of voice calls after obtaining any consent required from each call recipient to do so, which will be stored on-line for thirty days and archived to tape for at least one year (Athena to provide such advice and data as may be reasonably necessary to determine whether consent is required); and

•	generate a standard Avaya CMS report to view agent statistics.
Athena will:
•	provide and maintain any external connectivity requirements to any other third-party suppliers; and

•	provide application licenses required to perform the Services, including CITRIX licenses if required.

IBM/Athena Confidential	Page 15 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Schedule A-3 — Enrollment Services
1. Description of Services
This service consists of the activities necessary to onboard provider’s onto Athena’s system with accurate remittance information, as well as to maintain/monitor remittance information maintained by the payer. Activities include contact payers and providers to validate remittance addresses and other billing related information.
2. Location and Hours of Operations
Enrollment Services will be provided from IBM location in Manila, Philippines. Services may be provided Business Days between the hours of 8 AM to 8 PM ET. Volume distribution by day is expected to be approximately as follows (these estimates are to be used for planning purposes only):

	Monday	Tuesday	Wednesday	Thursday	Friday	Saturday
Volume	*	*	*	*	*	*
3. IBM Responsibilities
3.1	Outbound calling
This service entails verification and provider enrollment work across different zones (Pay-to verification & changes, Lockbox Migration, Eligibility, Small Group Implementation, Post Live Provider Number Add Services). Enrollment Analysts typically call the Payer to verify the information provided in athenaNet is accurate and follow up with Payers to make sure enrollment paperwork is approved and confirmed. Once the Payer has verified the correct information, then the same is documented in the athenaNet System along with any pertinent information. In addition, the required documents (W-9, request letter, Payer form) are faxed to the Payer to change the address. The majority of the enrollment work is voice related, however in some cases faxing and/or website verification is utilized. The Enrollment Analysts are allotted their daily work through tasks in the AthenaNet application. If a client signature is required for migration work, the US Team will complete this work. Any forms can be saved to Citrix and sent back to the athena US Based Enrollment Team for completion. Enrollment Analysts refer to the Payer Set-up Guide to determine the eligibility enrollment process for Payers and clearinghouses. The Enrollment Analysts then follow the process outlined in the Payer Set-up Guide to complete enrollment.
4. Athena Responsibilities
In support of IBM’s provision of the Services as described in this Schedule, Athena will:
(a)	Populate IBM work queues in athenaNet by 7 AM ET each Business Day; and

(b)	Provide IBM timely access to necessary production reports to enable IBM to manage their performance of the services.
5. Service Levels
In accordance with Section 5 of Schedule A, IBM will strive to perform the Services in accordance with business rules supplied by Athena as of the Effective Date and meet the Service Levels and Quality Standards set forth in this Section. If such business rules change in a manner so that the Service Levels and Quality Standards are affected, then IBM shall notify Athena, and the Parties will work together as necessary to establish new Service Levels and Quality Standards.

IBM/Athena Confidential	Page 16 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
During the Evaluation Period for each process, IBM will evaluate the actual performance against the targeted service levels which have been provided by Athena. Should discrepancies exist, IBM and Athena will jointly develop an appropriate plan to revise the targeted Service Level.
5.1	Measurement.
Performance against the Service Levels stated herein will be measures as described below.
(a)	Process Turnaround Time: IBM will process the work items in an average of no later than * from the day the work item is received in the IBM work queue. During the Evaluation Period, the Parties will work to define specific timeframes at a task level. Process turnaround time will be measured as the date and time from which the work is received into the IBM work queue until the date and time that the appropriate update to the record has been made.
5.2	Service Level Weighting Factors:

Service Level	Weighting Factor
Process Turnaround Time	100%
Total Weighting Factor (not to exceed 100%)	100%
6. Workflow, Security, and Technology
Specific workflow and training documentation will be provided by Athena. All work to be completed must be based in, and all responses logged in, athenaNet directly. All PHI and transaction data must be directly entered into athenaNet and not stored in any auxiliary systems, unless dictated by the process as defined by Athena. Whenever present, discreet data fields must be individually populated to store information rather than storing the same in free text note fields. Each member of IBM’s staff must have an individual workstation configuration that includes (at a minimum) Adobe Reader, and a desktop efax software program, as well as a direct call-back extension and an individual voicemail box; protocols will be provided by Athena regarding each staff member’s access to MS Office, personal email, web browsing, printers, removable drives, and related matters. IBM will provide to Athena the IP addresses of each workstation for access to athenaNet. Live call monitoring and recording must be available.
As it relates to information technology,
IBM will:
•	extend the voice connectivity provided by IBM at the IBM Points of Presence (PoP) at New York and Los Angeles to the IBM Service Delivery location using IBM owned and maintained equipment. The application accessibility will be through an internet based VPN connectivity;

•	procure and maintain voice circuits and the associated toll free numbers (TFN);

•	provide voice T1 at IBM POPs for outbound calling;

•	access application servers at the Athena data center for application access (there is no local application server to be hosted at IBM);

•	record 100% of voice calls after obtaining any consent required from each call recipient to do so, which will be stored on-line for thirty days and archived to tape for at least one year (Athena to provide such advice and data as may be reasonably necessary to determine whether consent is required); and

IBM/Athena Confidential	Page 17 of 20

•	generate a standard Avaya CMS report to view agent statistics.
Athena will:
•	provide and maintain any external connectivity requirements to any other third-party suppliers; and

•	provide application licenses required to perform the Services, including CITRIX licenses if required.

IBM/Athena Confidential	Page 18 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Schedule A-4 — Clinical Document Services
1. Description of Services
This service includes appropriate classification and data extraction of various document types of general correspondence to the provider office. The classified documents follow specific works flows which facilitate further action (filing, data entry, or other steps). Documents may include HIPAA forms, sports physical forms, prescriptions, and lab results.
2. Location and Hours of Operations
Clinical Document Services will be provided from IBM location in Pune, India. Services may be provided Business Days between the hours of 5 AM to 10 PM ET. Volume distribution by day is expected to be approximately as follows (these estimates are to be used for planning purposes only):

	Monday	Tuesday	Wednesday	Thursday	Friday	Saturday
Volume	*	*	*	*	*	*
3. IBM Responsibilities
IBM will work collaboratively with Athena to improve the efficiency of the operation over time.
3.1	Clinical Document Classification Services
IBM will identify the Document type and classify each Document in athenaNet in accordance with the Business Rules. IBM will also, if applicable and in accordance with the Business Rules, identify the patient to whom a Document applies by reviewing the unique identifiers in each relevant document.
3.2	Clinical Data Entry Services
IBM will enter appropriate data into the relevant fields in athenaNet in accordance with the Business Rules.
3.3	Clinical Quality Monitoring Services
IBM will perform quality assurance steps on each document by comparing the information that IBM enters in athenaNet to the data contained within each document, in accordance with quality assurance measures as mutually agreed between Athena and IBM. In addition, Athena and IBM shall work together during the term of this Statement of Work to develop formal, written Clinical Services quality assurance specifications (the “QA Specifications”) which shall apply upon approval by Athena and IBM. Prior to approval of the QA Specifications, quality assurance shall be performed by both IBM and Athena. Upon such approval of the QA Specifications, IBM shall assume full responsibility for quality assurance with respect to the Clinical Services.
4. Athena Responsibilities
In support of IBM’s provision of the Services as described in this Schedule, Athena will:
(a)	Provide IBM timely access to necessary production reports to enable IBM to manage their performance of the services.

(b)	Maintain the underlying functionality of athenaNet that supports the worklists and queuing of records for each of the clinical document services activities.

IBM/Athena Confidential	Page 19 of 20

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
(c)	Provide application licenses required to perform the Services, including CITRIX licenses if required.

(d)	Work collaboratively with IBM to improve the efficiency of the operation over time.
5. Service Levels
In accordance with Section 5 of Schedule A, IBM will strive to perform the Services in accordance with business rules supplied by Athena as of the Effective Date and meet the Service Levels and Quality Standards set forth in this Section. If such business rules change in a manner so that the Service Levels and Quality Standards are affected, then IBM shall notify Athena, and the Parties will work together as necessary to establish new Service Levels and Quality Standards.
During the Evaluation Period for each process, IBM will evaluate the actual performance against the targeted service levels which have been provided by Athena. Should discrepancies exist, IBM and Athena will jointly develop an appropriate plan to revise the targeted Service Level.
5.1	Measurement.
     Performance against the Service Levels stated herein will be measured as described below.
(a)	Process Turnaround Time: IBM will process the work item in *from the time the document is received and placed in athenaNet in the appropriate IBM work queue. Other work items may have a turnaround time of * from the time the work item is received on the IBM work queue. These turnaround times are valid for the planned hours of operation as set forth in this Schedule. Process turnaround time will be measured as the date and time from which the work is received into the IBM work queue until the date and time that IBM has performed the applicable action based on document type.
5.2	Service Level Weighting Factors:

Service Level	Weighting Factor
Process Turnaround Time	*
Total Weighting Factor (not to exceed 100%)	100%
5.3	Service Level Objectives
     Performance against the service level objective (SLO) stated below will be measured as described below.
(a)	Agent Productive Time: Assuming the IBM work queues are full, IBM will achieve a monthly average of * per agent per hour with no agent below a monthly average of * per hour.
This Service Level Objective will be monitored and benchmarked during the Evaluation Period. Subsequent to the Evaluation Period, the Service Level Objective shall revert to a Service Level Measurement, which will carry its own performance target and Weighting Factor and all of the same standards and obligations of other Service Level Measurements. At the time of its introduction as a Service Level Measurement, the Productive Time Measure will be equally weighted with the Process Turnaround Time Measure. Parties intend to move to a transaction based pricing model over time at which time, this service level measure may be replaced.

IBM/Athena Confidential	Page 20 of 20

Schedule B — BUSINESS ASSOCIATE TERMS AND CONDITIONS
1. Definitions. For purposes of this Appendix, capitalized terms used, but not otherwise defined in the PSA or this Appendix shall have the same meaning as given to those terms in 45 CFR §§160 and 164. For purposes of this Appendix, “Business Associate” refers to IBM, and “Covered Entity” refers to Athena. “Privacy Rule” refers to the privacy standards adopted under HIPAA and set forth at 45 CFR § 164 Subpart E. “Security Rule” refers to the security standards adopted under HIPAA and set forth at 45 CFR § 164 Subpart C.
2. Obligations and Activities of Business Associate
     Notwithstanding any provision to the contrary in the PSA, Business Associate will:
     a. not use or disclose Protected Health Information that it receives from or on behalf of Covered Entity (including Protected Health Information of Covered Entity’s customers) or that it creates on behalf of Covered Entity (collectively “PHI”) other than as permitted or required by the PSA, this Appendix, or as required by law;
     b. not use or disclose PHI in a manner that would violate the requirements of the Privacy Rule when done by Covered Entity, except as permitted by the PSA, Section 3(b) or 3(c) below;
     c. use appropriate safeguards as specified in the PSA or as directly applicable to IBM under HIPAA to prevent use or disclosure of the PHI other than as provided for by the PSA and this Appendix;
     d. implement administrative, physical, and technical safeguards that reasonably protect the confidentiality, integrity, and availability of PHI (including electronic PHI) in accordance with the Privacy Rule as specified in the PSA or as directly applicable to IBM under HIPAA;
     e. mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate in violation of the requirements of the PSA or this Appendix;
     f. report promptly to Covered Entity (i) any use or disclosure of the PHI not provided for by the PSA or this Appendix and (ii) any “security incident” as defined in the Security Rule;
     g. require any agent, including a subcontractor, to whom it provides PHI agrees to the same restrictions and conditions that apply through this Appendix to Business Associate with respect to such information, and provide evidence of such restrictions and conditions to Covered Entity at its request;
     h. provide access, at the request of Covered Entity, and in the time and manner designated by Covered Entity, to PHI in a Designated Record Set, to Covered Entity in order to meet the requirements under 45 CFR §164.524;
     i. make any amendment(s) to PHI in a Designated Record Set that Business Associate maintains, if any, that Covered Entity directs or agrees to pursuant to 45 CFR §164.526 at the request of Covered Entity or an individual, and in the time and manner designated by Covered Entity;
     j. make its internal practices, books, and records relating to the use and disclosure of PHI available to Covered Entity, or at the request of Covered Entity to the Secretary, in a time and manner designated by the Covered Entity or the Secretary, for purposes of the Secretary determining Covered Entity’s compliance with the Privacy Rule;
     k. document such disclosures of PHI and information related to such disclosures as would be required for Covered Entity to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 CFR §164.528;
     l. provide to Covered Entity, in a time and manner designated by Covered Entity, information collected in accordance with this Appendix, to permit Covered Entity to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 CFR 164.528;
     m. establish and enforce appropriate clearance procedures and supervision such that its workforce follows requirements consistent with HIPAA as specified in the PSA or as directly applicable to IBM under HIPAA;
     n. act immediately to terminate access to PHI of any of its staff upon such staff member’s termination or reassignment;

IBM/Athena Confidential	Schedule B-1

     o. provide training for its staff to comply with its obligations consistent with the requirements of HIPAA as specified in the PSA or as directly applicable to IBM under HIPAA; and
     p. implement (i) disposal and reuse procedures with respect to documents and equipment, (ii) authentication and access controls, and (iii) encryption, in ease case to protect PHI consistent with the requirements of the Security Rule as specified in the PSA or as directly applicable to IBM under HIPAA.
3. Permitted Uses and Disclosures by Business Associate
     a. Except as otherwise limited in this Appendix or by other applicable federal or state law, Business Associate may use PHI only as necessary for its provision of the Services consistent with the PSA.
     b. Business Associate will not disclose PHI to any person or entity other than Covered Entity without Covered Entity’s express prior written consent.
     c. Business Associate will not disclose PHI to subcontractors or agents of Business Associate without Covered Entity’s express prior written consent, except as may be required for the provision of the Services.
4. Obligations of Covered Entity
     a. Covered Entity will notify Business Associate of any changes in, or revocation of, permission by an individual to use or disclose PHI of which Covered Entity has knowledge, to the extent that such changes may affect Business Associate’s use or disclosure of PHI.
     b. Covered Entity will notify Business Associate of any restriction on the use or disclosure of PHI to which Covered Entity is bound under 45 CFR §164.522 and of which Covered Entity has knowledge, to the extent that such restriction may affect Business Associate’s use or disclosure of PHI.
5. Term and Termination
     a. The term of this Appendix will be the same as that of the PSA.
     b. Upon material breach of this Appendix by Business Associate, Covered Entity:
          i. Will provide an opportunity for Business Associate to cure the breach or to end the violation, and, if Business Associate does not cure the breach or end the violation within a reasonable time specified by Covered Entity, Covered Entity will have the right to terminate the PSA effective on notice of termination, without further liability by reason of such termination;
          ii. If cure is not possible, Covered Entity will have the right immediately to terminate the PSA without further liability by reason of such termination; or
          iii. If neither termination nor cure is feasible, Covered Entity will report the violation to the Secretary.
     c. Except as provided in paragraph (d) of this Section 5, upon any termination or expiration of the PSA, Business Associate will return all PHI to Covered Entity. Business Associate will retain no copies of PHI (including, but not limited to, paper or electronic copies).
     d. If return or destruction of the PHI is not feasible, Business Associate will notify Covered Entity in writing of the conditions that make its return or destruction not feasible. Business Associate will extend the protections of this Appendix to such PHI and limit further uses and disclosures of such PHI to those purposes that make its return or destruction not feasible, for so long as Business Associate maintains such PHI.
6. Miscellaneous
     a. The parties agree to take such action to amend the PSA and this Appendix from time to time as is necessary for either party to comply with the requirements of HIPAA, the Privacy Rule, and the Security Rule.
     b. The obligations of Business Associate under Sections 5(c) and (d) of this Appendix will survive the termination of the PSA.

IBM/Athena Confidential	Schedule B-2

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Budget and Planning Estimate
Schedule C — Charges
This Schedule C sets forth the Charges applicable to the Services to be provided by IBM under the PSA. Such charges may include one-time charges, ramp-up service charges, monthly recurring charges, training charges, pass-thru charges and termination charges.
Capitalized terms used but not defined in this Schedule shall have the same meaning assigned to such terms in the PSA or Schedule A unless the context in which such terms are used in this Schedule require a different meaning.
1.	Service Delivery Locations

Services will be delivered out of Manila, Philippines and Pune, India. For detail on the types of Services being performed from each location, please refer to Exhibit C-1 (Baselines).

2.	Service Ramp and Volume Schedule

For detailed description of the projected monthly volume by location please refer to Exhibit C-1 (Baselines). Each service category in this table has been defined as either voice or non-voice.

All non-voice work will be performed in Pune, India. All voice work will be delivered * from Pune, India and Manila, Philippines. Should Athena make a request to increase voice work in Manila and/or reduce the amount of voice work in Pune, which results in the number of Agents in Manila exceeding the total number of Voice Agents in Pune, India; such excess voice work performed in Manila will be charged *.

The total number of voice Agents across Philippines and India will be less than * of the total number of Agents.

Athena will commit to annual minimum charges as reflected by minimum charges amount in Exhibit C-2 (Annual Charges).

3.	Billing Unit and Rates

For detailed information on billing unit and rates, please refer to Exhibit C-1 (Baselines).

4.	Transaction Based Payments

For Services which are billed on a per transaction or other per unit basis, as set forth in Exhibit C-1 (Baselines), IBM will invoice Athena in accordance with Section 6 of the PSA for the Services provided during the previous calendar month and also submit to Athena a spreadsheet showing the number of transactions executed during the preceding month as calculated by IBM based on transaction information (“Monthly Transactions Spreadsheet”).

Athena will be responsible for maintaining the athenaNet application(s) for IBM to perform its responsibilities in the provision of the Services. Should any outage period of athenaNet exceed one hour in duration during a non-maintenance window, and that results in unbillable time for any transaction based operation, IBM will invoice for the outage period based on the average daily volume for the same period for the same operation during the previous week;, not exceeding *.

Should Athena’s business process or supporting applications, such as athenaNet, change requiring IBM to significantly update the training previously provided to its Agents, the Parties will address such changes via the PCR process.

IBM/Athena Confidential	Page 1 of 6

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Budget and Planning Estimate
5.	Hourly Based Payments

For Services which are billed on an hourly basis, as set forth in the pricing table in Exhibit C-1 (Baselines), IBM will invoice Athena in accordance with Section 6 of the PSA for the applicable Services provided by the mutually agreed minimum number of Agents in the previous month’s forecasting cycle. Athena shall pay IBM for a fixed number of * hours per Agent per month. The Parties acknowledge that the objective is to limit the hourly-based payment method to initial piloting of new Service areas or piloting Services to be performed in a new manner or new location and the terms and conditions in respect of the same shall be mutually agreed between the Parties and set forth in the applicable Schedule or in a change order.

6.	Forecasting

Athena shall provide IBM with a 12-month rolling volume forecast for the various Services. This forecast will be provided quarterly according to the following schedule:

Forecast Delivery Date	Forecast Period
November 1	January to December
February 1	April to March
May 1	July to June
August 1	October to September
Forecast volumes are not inclusive of * per month variance buffers within which it is assumed there would be no degradation in Service Level Measurements. Should actual monthly volume be greater than * above the most recent forecast for any given month, IBM will make reasonable effort to staff accordingly for the additional volume. Should the parties find it necessary, they may mutually agree to use the PCR process to authorize IBM to use overtime to respond and achieve additional volume. If the actual transaction/volumes in a month are less than * of that month’s committed forecast, IBM will invoice and Athena shall pay at * of the committed volumes. IBM will accommodate changes to the committed volumes with minimum lead time of * days.

Should IBM fail to deliver in accordance with the levels of service set forth in Schedule A during the Evaluation Period, the Parties’ respective Project Executives will meet to discuss the matter and determine what reductions, if any, to the ramp forecast may be appropriate.

7.	Foreign Exchange

Subject to Section 6(b) of the PSA, IBM will calculate and apply an adjustment to the billing rates in Exhibit C-1 (Baselines) annually based upon movements in the underlying currency rates as described below starting on January 1, 2011. IBM has established the billing rates as of the Effective Date based on the foreign exchange rates in the table below as Current Foreign Exchange Rate (CFER).

Service Location	Currency	CFER 1 $U.S. equivalent to:
India	India (Rupee)	47.72	INR
Philippines	Philippines (Peso)	47.55	Pesos
Actual foreign exchange rate (AFER) published in the New York Times as of the last Business Day of the previous calendar year will be used to calculate the rate adjustment. A foreign exchange rate adjustment percentage for each currency will be calculated as follows: ((CFER — AFER) / CFER). *
For example, if the AFER published in the New York Times for India as of December 30, 2010 equals 50.60 INR to 1 USD, the foreign exchange adjusted would be calculated as follows: *

IBM/Athena Confidential	Page 2 of 6

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Budget and Planning Estimate
8.	Economic Cost Adjustment (ECA)

For purposes of pricing under this Schedule C, the economic index factors set forth below will be used for calculating annual economic cost adjustment for the respective Services based on their location of delivery beginning January 1, 2011. The rates set forth may be adjusted in accordance with Section 6 of the PSA as applicable using these values as a basis:

Service
Location	Source
India	Consumer Price index for All India Urban Non-Manual Employees (UNME) as published by the Government of India, Ministry of Statistics (http://mospi.nic.in/mospi_cpi.htm) (India Price Index)

Philippines	Monthly Consumer Price Index for all Income Households NCR by Commodity Group, as published by Philippines National Statistics Office (http://www.census.gov.ph/data/sectordata/datacpi.html (Philippines National Capital Region Price Index)
In the event the current source stops publishing the values or substantially changes its content and format, the Parties may substitute another comparable index published by a mutually agreeable source.

IBM will calculate and invoice Athena for the ECA, if any, starting January 2011 and annually thereafter. In January of each year, beginning 2011, the ECA will be calculated as a percent increase in the index value between the previous two (2) Decembers. *

The cost of living adjustment in each calendar year shall be determined as follows:

Adjusted Rate = Prior Rate x (1 + Economic Change Factor) where “Adjusted Rate” means the rates for the calendar year for which the cost of living adjustment is being computed, and “Prior Rate” means the rate set forth in Section 3, as such rate has been adjusted for ECA and foreign exchange adjustment (if any).

For example, if the December 2009 Base Year Index is 180, and the December 2010 Economic Change Index is 182.6, then beginning January 2011, the ECA Factor would be *

ECA Factor equals *

Resource Unit Price equals *

New Resource Unit Price would be *

9.	Termination Charges

In the event of termination for convenience by Athena in accordance with Section 4(b) of the PSA, IBM will invoice Athena the applicable termination and wind-down fees on the effective date of the termination as set forth in Exhibit C-3 (Termination for Convenience and Winddown Charges).

In the event of termination for cause by IBM in accordance with Section 4(c) of the PSA, IBM will invoice Athena the applicable unrecovered investment and wind-down fees set forth in Exhibit C-4 (Termination for Cause Charges).

10.	Composition of Services

The pricing set forth in this Schedule C is based on the factors affecting the entire portfolio of Services provided under the PSA including the types, quantities and physical locations of such Services. As substantial changes in factors relating to the Services provided under this PSA may impact the economic feasibility of continuing to provide the Services, the parties agree to act in good faith to promptly amend the PSA or applicable Schedules to reflect in equitable adjustment in the terms to restore the economic feasibility of the continued provision of the Services under this PSA.

IBM/Athena Confidential	Page 3 of 6

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Budget and Planning Estimate
Exhibit C-1: Baselines.

			Production	Monthly Baseline	Monthly Minimum
Description	Location	Unit	Start Date	Volume	Volume	2009/2010 Rates
*
Exhibit C-2: Annual Charges.

	2009	2010	2011	2012	2013	2014
*

IBM/Athena Confidential	Page 4 of 6

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Budget and Planning Estimate
Exhibit C-3: Termination for Convenience and Winddown Charges.

	Termination Charges				Termination Charges
Month	for Convenience	Windows Charges	Total	Month	for Convenience	Windows Charges	Total
*

IBM/Athena Confidential	Page 5 of 6

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Budget and Planning Estimate
Exhibit C-4: Termination for Cause and Winddown Charges.

	Termination Charges				Termination Charges
Month	for Convenience	Windows Charges	Total	Month	for Convenience	Windows Charges	Total
*

IBM/Athena Confidential	Page 6 of 6